                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              FIRSTAR CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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

                              FIRSTAR CORPORATION
                           777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 13, 1999

Dear Firstar Corporation Shareholders:

     The Annual Meeting of Shareholders of Firstar Corporation ("Corporation") will be held in the Miller Room, Miller Pavilion, 910 East Michigan Avenue, Milwaukee, Wisconsin, on Tuesday, April 13, 1999, at 11:00 a.m. central time. The purpose of the meeting is to consider and act on the following:

     1. To elect 11 directors for three-year terms ending in the year 2002.

     2. To transact any other business that may properly come before the Annual Meeting, including any adjournment.

     Shareholders who are of record at the close of business on February 19, 1999, are entitled to vote at the meeting.

     Shareholders are cordially invited to attend the meeting. IF YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, PLEASE BRING A PROXY OR LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE WITH YOU TO CONFIRM YOUR BENEFICIAL OWNERSHIP OF THE SHARES. Please complete, execute and return the enclosed Proxy in the postage paid envelope whether or not you plan to attend so that your shares may be represented at the meeting. If you attend the meeting, you may revoke your Proxy and vote in person if you choose.

                                            By order of the Board of Directors,

                                                  /s/JENNIE P. CARLSON
                                                     Jennie P. Carlson
                                                   Senior Vice President,
                                               General Counsel and Secretary

Milwaukee, Wisconsin
March 3, 1999

YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING.

                              FIRSTAR CORPORATION
                           777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is provided with the solicitation of proxies for the Board of Directors of Firstar Corporation, (the "Corporation"), for use at the Annual Meeting of Shareholders to be held on April 13, 1999. A Notice of Annual Meeting is attached and a form of proxy is enclosed. These proxy materials are first being mailed to shareholders of the Corporation on or about March 3, 1999.

                                   THE PROXY

     The persons named as proxies were selected by the Board of Directors of the Corporation.

     When a proxy in the enclosed form is properly executed and returned, the shares it represents will be voted at the meeting. Any shareholder who gives a proxy may revoke or revise that proxy at any time before the meeting by giving written notice to the Corporation's Secretary, by executing and returning a later dated proxy or by voting by ballot at the meeting.

     The Corporation pays the cost to solicit proxies. In addition to soliciting proxies by mail, directors, officers and regular employees of the Corporation may solicit proxies by telephone or in person without additional compensation. The Corporation may request banks, brokerage houses or other custodians, nominees or fiduciaries to solicit proxies and will reimburse those entities for reasonable expenses associated with such solicitation.

              OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS

     220,129,955 shares of the Corporation's Common Stock, par value $0.01, (the "Common Stock") were outstanding on the close of business on February 19, 1999, (the "Record Date"). Each of those shares is entitled to one vote on each matter submitted at the meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote at the meeting.

     As of December 31, 1998, the following group was the beneficial owner of more than five percent (5%) of Firstar's outstanding Common Stock:

          Firstar, through subsidiaries which conduct various fiduciary activities, held 20,027,660 shares or 9.20 percent (9.20%). Shares held in the Firstar Corporation Thrift and Sharing Plan and the former Star Banc Corporation 401(k) Plan are included because Firstar has the ability to amend the Plans. 8,850,616 shares, or 4.06 percent (4.06%) of Firstar's Common Stock are held in those plans and are included in this total.

     Securities and Exchange Commission Rule 13d-3 defines "beneficial ownership" as voting or investment decision power over shares. Beneficial ownership does not necessarily mean that the holder enjoys any economic benefit from those shares.

     The following table lists information about the beneficial ownership of the Corporation's Common Stock by each Director, the Chief Executive Officer and the next four highest compensated executive officers of the

Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1998 individually, as reported to the Corporation by those persons as of December 31, 1998.

                                                   SHARES         SHARES HELD PURSUANT TO
                                                BENEFICIALLY       DEFERRED COMPENSATION     PERCENTAGE
NAME                                              OWNED(1)                PLAN(4)           OF OWNERSHIP
--------------------------------------------------------------------------------------------------------
Paul M. Baker.................................     126,150(2)                  --               .06%
Michael E. Batten.............................       1,216                     --                .0%
John A. Becker................................     557,217(2)(3)               --               .25%
James R. Bridgeland, Jr.......................      34,248(2)              59,129               .04%
Laurance L. Browning, Jr......................      40,600                     --               .02%
Robert C. Buchanan............................         760                     --                .0%
Victoria B. Buyniski..........................      33,111(2)                 809               .02%
Samuel M. Cassidy, III........................     380,035(2)                  --               .17%
George M. Chester, Jr.........................      23,180                    513               .01%
V. Anderson Coombe............................     184,104                 78,803               .12%
John C. Dannemiller...........................      24,900(2)              12,636               .02%
Richard K. Davis..............................     426,188(2)(3)            7,006               .20%
Roger L. Fitzsimonds..........................     945,962(2)(3)               --               .43%
James L. Forbes...............................       1,520                     --                .0%
David B. Garvin...............................     422,154                     --               .19%
Jerry A. Grundhofer...........................   1,707,898(2)(3)          150,360               .84%
J. P. Hayden, Jr..............................   1,017,678(5)                  --               .46%
Joe F. Hladky.................................       8,560                     --               .04%
Roger L. Howe.................................     174,240(2)                  --               .08%
Thomas J. Klinedinst, Jr......................      66,616(2)(6)               --               .03%
William H. Lacy...............................         456                  2,294                .0%
Sheldon B. Lubar..............................     290,586                     --               .13%
Kenneth P. Manning............................       1,140                     --                .0%
Daniel F. McKeithan, Jr.......................      21,888                     --               .01%
Charles S. Mechem, Jr.........................      40,755(2)                  --               .02%
Daniel J. Meyer...............................      25,200(2)              16,315               .02%
David M. Moffett..............................     457,038(2)(3)           15,436               .21%
David B. O'Maley..............................     284,720(2)(7)            1,206               .13%
Robert J. O'Toole.............................         304                     --                .0%
O'dell M. Owens, M.D..........................      20,000(2)              12,815               .01%
Thomas E. Petry...............................      26,400(2)              52,671               .04%
Judith D. Pyle................................       3,146                     --                .0%
John J. Stollenwerk...........................      14,845                  1,396               .01%
Oliver W. Waddell.............................     369,000(2)                  --               .17%
William W. Wirtz..............................   2,178,342                     --               .99%
                                                 ---------                -------              -----
          Total...............................   9,910,157                411,389              4.72%

---------------

(1) Listed shares may include shares held in the name of a person's spouse, minor children, other relatives and trusts and estates as to which beneficial ownership is disclaimed.

(2) Includes shares which may be purchased upon exercise of presently exercisable options or options exercisable in 60 days in the following amounts: Mr. Baker, 6,000 shares; Mr. Becker, 299,896 shares; Mr. Bridgeland, 24,000 shares; Mr. Browning, 15,000 shares; Ms. Buyniski, 24,000 shares; Mr. Cassidy, 24,000 shares; Mr. Coombe, 15,000 shares; Mr. Dannemiller, 24,000 shares; Mr. Davis, 303,432 shares; Mr. Fitzsimonds, 510,644 shares; Mr. Grundhofer, 1,268,217 shares; Mr. Hayden, 15,000 shares; Mr. Howe, 24,000 shares; Mr. Klinedinst, 24,000 shares; Mr. Mechem, 24,000 shares; Mr. Meyer, 24,000 shares; Mr. Moffett, 337,500 shares; Mr. O'Maley, 24,000; Mr. Owens, 19,500 shares, Mr. Petry, 24,000 shares; and Mr. Waddell, 15,000 shares.

(3) Includes the following shares which are held for the individual's account in the Corporation's Thrift Savings 401(k) Plan: Mr. Becker, 29,095 shares; Mr. Davis, 1,336 shares; Mr. Fitzsimonds, 14,292 shares; Mr. Grundhofer, 4,713 shares; and Mr. Moffett, 2,950 shares.

(4) Listed shares are those held pursuant to the Firstar Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"); under the terms of the trust in which they are held such shares are subject to creditors of the Corporation and may not be voted until released to the individual participants.

(5) Includes shares which are owned by companies for which Mr. Hayden serves as Chairman and Director in the following amounts: The Midland Company, 41,493 shares; American Family Home Insurance Company, 452,400 shares; American Modern Home Insurance Company, 192,000 shares; American Western Home Insurance Company, 108,600 shares; and American Modern Life Insurance Company of Ohio, 25,200 shares.

(6) Includes 4,682 shares which are owned by Thomas E. Wood, Inc., for which Mr. Klinedinst serves as Chairman and Chief Executive Officer.

(7) Includes 240,000 shares which are owned by Ohio National Life Insurance Company, for which Mr. O'Maley serves as Chairman, President and Chief Executive Officer.

                             ELECTION OF DIRECTORS

     The Corporation's Articles of Incorporation provide that the number of directors constituting the Board of Directors shall be not less than nine nor more than thirty-five as determined in accordance with the Bylaws from time to time. The Board of Directors is divided into three classes: Class I (terms expire in 1999), Class II (terms expire in 2000) and Class III (terms expire in
2001). The Articles of Incorporation provide that nominees for each Class of the Board of Directors are to be elected to serve for a term of three years. The Board of Directors currently consists of thirty-two members, with Class I containing eleven directors, Class II containing eleven directors and Class III containing ten directors.

     At the 1999 Annual Meeting, eleven directors in Class I are to be elected to hold office until the Annual Meeting in the year 2002 and until their successors are duly elected and qualified. All of the nominees are current Directors. The persons named in the Proxy intend to vote for the election of these nominees. If any nominee becomes unable to serve, which is not anticipated, the proxies will be voted for any substitute nominee that Management recommends.

     The following information concerns the nominees and continuing Directors:

                               CLASS I DIRECTORS

                             (TERMS EXPIRE IN 1999)

     PAUL M. BAKER: born 1946, Director since 1998. Prior to its acquisition by Star Banc Corporation, Mr. Baker served as Vice Chairman and Chief Executive Officer of Great Financial Corporation, in Louisville, Kentucky. He served Great Financial in various positions since 1982. Mr. Baker presently maintains a law office at the firm of Lynch, Cox, Gilman & Mahan, Louisville, Kentucky.

     MICHAEL E. BATTEN: born 1940, Director since 1984. Mr. Batten is Chairman and Chief Executive Officer of Twin Disc, Incorporated, Racine, Wisconsin, a manufacturer of power transmission equipment.

     LAURANCE L. BROWNING, JR.: born 1929, Director since 1970. Mr. Browning was formerly Vice Chairman of Emerson Electric Co., a manufacturer of electrical equipment and controls. Prior to his retirement, he served Emerson Electric Co. in an executive capacity and is a Director of Emerson Electric Co.

     ROGER L. FITZSIMONDS: born 1938, Director since 1988. Mr. Fitzsimonds is Chairman of the Board of Firstar Corporation. Prior to its acquisition by Star Banc Corporation, he served as Chief Executive Officer of Firstar Corporation. He is also a Director of Firstar Bank Milwaukee, N.A. and Firstar Corporation.

     JAMES L. FORBES: born 1932, Director since 1993. Mr. Forbes is President, Chief Executive Officer and a Director of Badger Meter, Inc., Milwaukee, Wisconsin, a marketer and manufacturer of flow measurement products. He is a Director of Universal Foods Corporation, United Wisconsin Services, Journal Communications, Inc., and Blue Cross and Blue Shield United of Wisconsin.

     J. P. HAYDEN, JR.: born 1929, Director since 1973. Mr. Hayden is Chairman of the Executive Committee of the Board and a Director of The Midland Company.

     ROGER L. HOWE: born 1935, Director since 1985. Mr. Howe, prior to his retirement in 1997, was Chairman and Chief Executive Officer of the Board of U.
S. Precision Lens, Inc. Mr. Howe is a Director of Cintas Corporation, Baldwin Piano and Organ Company, and Convergys Corporation.

     SHELDON B. LUBAR: born 1929, Director since 1986. Mr. Lubar is Chairman of Lubar & Co., Milwaukee, Wisconsin, an investment and management firm. He is also a Director of Massachusetts Mutual Life Insurance Company, MGIC Investment Corporation, Ameritech Corporation, Jefferies Group, Inc., Weatherford International Inc., and various private industrial companies.

     DAVID B. O'MALEY: born 1946, Director since 1995. Mr. O'Maley is Chairman, President and Chief Executive Officer of Ohio National Life Insurance Company and serves several affiliated affiliates and subsidiaries similarly. He is also a Director of the Midland Company.

     O'DELL M. OWENS, M.D.: born 1947, Director since 1991. Dr. Owens is Director of Reproductive Endocrinology and Infertility for Franciscan Health System of the Ohio Valley.

     WILLIAM W. WIRTZ: born 1929, Director since 1980. Mr. Wirtz is President and a Director of Wirtz Corporation, Chicago, Illinois, which conducts diversified operations and investments. He is a Director of Consolidated Enterprises, Inc., Forman Realty Corporation, American Mart Corporation, 333 Building Corporation, Chicago Stadium Corporation, Chicago Blackhawk Hockey Team, Inc., and Alberto Culver Company.

                               CLASS II DIRECTORS

                             (TERMS EXPIRE IN 2000)

     JAMES R. BRIDGELAND, JR.: born 1929, Director since 1975. Mr. Bridgeland is a partner in the Cincinnati law firm of Taft, Stettinius & Hollister.

     SAMUEL M. CASSIDY, III: born 1932, Director since 1991. Mr. Cassidy served as an Executive Vice President of the Corporation from 1985 to his retirement in 1994. He was President of Star Bank, N.A., the Corporation's primary subsidiary, from 1984 and its Chief Executive Officer from 1988 to his 1994 retirement.

     GEORGE M. CHESTER, JR.: born 1947, Director since 1989. Mr. Chester is a Partner in Covington & Burling, a Washington, D.C., law firm.

     V. ANDERSON COOMBE: born 1926, Director since 1963. Mr. Coombe is Chairman of the Board, Treasurer and a Director of Wm. Powell Co.

     JERRY A. GRUNDHOFER: born 1944, Director since 1993. Mr. Grundhofer is President, Chief Executive Officer and a Director of the Corporation, Star Bank, N.A. and Firstar Bank Milwaukee, N.A. Mr. Grundhofer is a Director of Arete Associates, the Hennegan Company, the Midland Company, Visa U.S.A., Inc. and Visa International.

     JOE F. HLADKY: born 1940, Director since 1991. Mr. Hladky is President and Chief Executive Officer of the Gazette Company, Cedar Rapids, Iowa, an independent media company. He is also a Director of Firstar Bank Iowa, N.A.

     THOMAS J. KLINEDINST, JR.: born 1942, Director since 1993. Mr. Klinedinst is Chairman and Chief Executive Officer of Thomas E. Wood, Inc. Mr. Klinedinst is Chairman and Director of Franciscan

Health System of Ohio Valley; Vice Chairman and Director of the Better Business Bureau of Cincinnati; and President and Director of Ohio Cap Insurance Co., LTD.

     ROBERT J. O'TOOLE: born 1941, Director since 1997. Mr. O'Toole is Chairman and Chief Executive Officer of A.O. Smith Corporation, Milwaukee, Wisconsin, a diversified manufacturing company. He is also a Director of Firstar Bank Milwaukee, N.A.

     JUDITH D. PYLE: born 1943, Director since 1989. Ms. Pyle is Vice Chairman and Director of The Pyle Group & Georgette Klinger, Inc., Madison, Wisconsin. She is also a Director of WPL Holdings.

     JOHN J. STOLLENWERK: born 1940, Director since 1998. Mr. Stollenwerk is President and Chief Executive Officer of Allen-Edmonds Shoe Corporation, Port Washington, Wisconsin, a manufacturer of men's shoes. He is also a Director of Firstar Bank Milwaukee, N.A.

     OLIVER W. WADDELL: born 1930, Director since 1982. Mr. Waddell, prior to his retirement in December 31, 1993, was Chairman of the Board of Star Banc Corporation and Vice Chairman of Star Bank, N.A. Mr. Waddell is a Director of CINergy, Ohio National Life Insurance Company, and Chiquita Brands International, Inc.

                              CLASS III DIRECTORS

                     (NOMINEES FOR TERMS TO EXPIRE IN 2001)

     ROBERT C. BUCHANAN: born 1940, Director since 1994. Mr. Buchanan is President, Chief Executive Officer and a Director of Fox Valley Corporation, Appleton, Wisconsin, a manufacturer and marketer of paper products. He is also a Director of the Brady Corporation, Charter Manufacturing Company, Allen-Edmonds Shoe Corporation and a Trustee of Northwestern Mutual Life Insurance Company and Lawrence University.

     VICTORIA B. BUYNISKI: born 1951, Director since 1991. Ms. Buyniski is Founder, President and Chief Executive Officer of United Medical Resources, Inc. and has served that company in an executive capacity since 1983. Ms. Buyniski is a Director of The Health Alliance and Ohio National Financial Services.

     JOHN C. DANNEMILLER: born 1938, Director since 1990. Mr. Dannemiller is Chairman and Chief Executive Officer of Applied Industrial Technologies. Mr. Dannemiller is a Director of Lamson & Sessions Co.

     DAVID B. GARVIN: born 1943, Director since 1998. Mr. Garvin served as Chairman and Chief Executive Officer of Camping World Inc. from 1968 until 1989 and Chairman until 1998. He is a Director of the Affinity Group, Inc., Gish, Sherwood, Inc., and is the owner and operator of Ironwood Farms.

     WILLIAM H. LACY: born 1945, Director since 1998. Mr. Lacy is Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin, providers of private mortgage guaranty insurance and other mortgage related services. He is a Director of the Milwaukee Redevelopment Corp. and Johnson Controls, Inc.

     KENNETH P. MANNING: born 1942, Director since 1997. Mr. Manning is Chairman of the Board and Chief Executive Officer of Universal Foods Corporation, Milwaukee, Wisconsin, a manufacturer and marketer of high-tech value-added food products. He is also a Director of Badger Meter, Inc.

     DANIEL F. McKEITHAN, JR.: born 1935, Director since 1977. Mr. McKeithan is President and Chief Executive Officer of Tamarack Petroleum Company, Inc., which is an operator of oil and gas wells. He is also President and Chief Executive Officer of Active Investor Management, Inc., which is a manager of oil and gas wells. He is a Director of Marcus Corporation, WICOR, Inc., Wisconsin Gas Company, and a Trustee of Northwestern Mutual Life Insurance Company.

     CHARLES S. MECHEM, JR.: born 1930, Director since 1968. Mr. Mechem is Chairman of Convergys Corporation. He was Commissioner of the LPGA from 1991 through 1995. Mr. Mechem was also Chairman of the Board of U.S. Shoe Corporation from April, 1993 to May, 1995. Mr. Mechem is the retired

Chairman and Chief Executive Officer of the former Taft Broadcasting Company. He is a Director of Convergys Corporation, Mead Corporation, Ohio National Life Insurance Company and J.M. Smucker Company.

     DANIEL J. MEYER: born 1936, Director since 1988. Mr. Meyer is Chairman, President, Chief Executive Officer and a Director of Milacron Inc. and has served that company in an executive capacity for more than five years. Mr. Meyer is a Director of E. W. Scripps Co. and Hubbell, Incorporated.

     THOMAS E. PETRY: born 1939, Director since 1987. Mr. Petry is the retired Chairman and Chief Executive Officer of Eagle-Picher Industries, Inc. Mr. Petry is a Director of Eagle-Picher Industries, CINergy, Wm. Powell Co., and Union Central Life Insurance Company.

     Dates listed for the nominees and continuing directors include service as directors of the prior Firstar Corporation or Star Banc Corporation before the merger of the two in November, 1998.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of Firstar Corporation is composed entirely of independent outside directors and is responsible for setting corporate compensation policy. The goal of the Corporation's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

     Base salaries for Messrs. Grundhofer, Fitzsimonds and Becker were established in accordance with employment agreements entered into between the Corporation and each individual and approved by the Board of Directors. Base salaries of the other Named Executives were determined by the Compensation Committee using senior management's recommendations. Salaries were decided based on individual performance and industry standards as determined through external compensation studies and information from regional bank holding companies.

     The Compensation Committee administers the Executive Bonus Plan, the purpose of which is to reward the achievement of corporate financial objectives established in advance by the Compensation Committee. The performance measures for determining plan awards include fully diluted earnings per share (EPS), return on average equity (ROE), return on average assets (ROA), credit quality, and individual performance against established objectives. The plan provides awards, however, only if the Corporation's EPS and ROE reach specified thresholds established by the Compensation Committee and approved by the Board of Directors at the beginning of each plan year. The opportunity for a bonus award for the Named Executives in 1998 ranged from 20% to 125% of base salary depending on the individual's position, and the amount by which actual EPS and ROE exceeded the thresholds set.

     The Compensation Committee also administers the Corporation's Stock Incentive Plan, the purpose of which is to encourage long-term growth in the Corporation's shareholder value. Stock options and restricted stock are granted pursuant to the plan based on factors including corporate performance, individual responsibilities and performance, grant guidelines based on the Black-Scholes valuation and information from regional bank holding companies and other competitive indices. 1998 options are subject to a vesting schedule with full vesting four years from the date of grant.

     Mr. Grundhofer's compensation was determined by the Compensation Committee and approved by the Board. His year-end 1998 base salary of $800,000 was established under the terms of his employment agreement with the Corporation, and is consistent with industry standards as determined from the Hewitt Associates Compensation Survey. His bonus was based on the same criteria as that described previously for the other Executive Officers. He was granted options for 180,000 shares on November 20, 1998 exercisable pursuant to a 4-year vesting schedule at a grant price of $71.375. In addition, Mr. Grundhofer was granted a special long term retention award of a grant of options for 200,000 shares exercisable pursuant to a 5-year cliff vesting schedule at a grant price of $71.375.

                           COMPENSATION COMMITTEE OF
                     FIRSTAR CORPORATION BOARD OF DIRECTORS

Laurance L. Browning, Jr., Chair       Roger L. Howe                 David B. O'Maley
Robert C. Buchanan                     William H. Lacy               Robert J. O'Toole
James L. Forbes                        Kenneth P. Manning            Thomas E. Petry
J.P. Hayden, Jr.                       Charles S. Mechem, Jr.

     The following tables list information on compensation received for services by the Chief Executive Officer and the next four highest compensated executive officers of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                    ANNUAL COMPENSATION                     COMPENSATION
                               ------------------------------   ------------------------------------    ALL OTHER
NAME AND                       SALARY      BONUS      OTHER       STOCK      OPTIONS     LONG TERM     COMPENSATION
PRINCIPAL POSITION      YEAR   ($) (1)    ($) (2)      ($)      AWARDS($)      (#)     INCENTIVES($)       ($)
------------------      ----   -------   ---------   --------   ---------    -------   -------------   ------------
JERRY A. GRUNDHOFER...  1998   800,000   1,000,000                           380,000                      12,900(3)
  President, Chief      1997   750,000     937,500                           180,000                      12,262
  Executive Officer and 1996   700,000     875,000                           180,000                      12,130
  Director of the
  Corporation

ROGER L.
  FITZSIMONDS.........  1998   701,800     360,300              7,137,500(4) 245,828      1,443,858(5)    38,531(6)
  Chairman of the Board 1997   668,100     346,600                            63,536      1,124,400       45,696
  of the Corporation    1996   642,600     163,500                           131,176        596,200       33,000

JOHN A. BECKER........  1998   507,900     249,800              3,568,750(7) 124,776        984,243(5)    27,885(8)
  Vice Chairman         1997   486,300     235,900                            34,352        765,100       33,390
  of the Corporation    1996   469,800     111,300                            63,384        405,700       24,100

RICHARD K. DAVIS......  1998   325,000     331,500                            90,000                      10,891(9)
  Vice Chairman         1997   300,000     306,000                            75,000                      10,085
  of the Corporation    1996   275,000     280,500                            75,000                       9,285

DAVID M. MOFFETT......  1998   325,000     331,500                            90,000                      10,892(10)
  Vice Chairman         1997   300,000     306,000                            75,000                      10,087
  and Chief Financial   1996   275,000     280,500                            75,000                       9,286
  Officer of the
  Corporation

---------------

 (1) Includes amounts deferred at the direction of the executive officer pursuant to the Star Banc Corporation Thrift Savings 401(k) Plan or the Firstar Thrift and Sharing Plan, and, if applicable, the Star Banc Corporation Deferred Compensation Plan.

 (2) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.

 (3) Includes $10,000 Corporate contribution to the Star Banc Corporation Thrift Savings 401(k) Plan and $2,900 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance.

 (4) Represents 100,000 restricted shares granted under Mr. Fitzsimonds' employment agreement with the Corporation, at a grant price of $71.375. The value of these shares on December 31, 1998, based on the closing price of $93.00 on that date, was $9,300,000. Dividends are payable on these shares.

 (5) Represents final payment from the Firstar Performance Unit Plan which was terminated on November 20, 1998.

 (6) Includes $6,100 Corporate contribution to the Firstar Thrift and Sharing Plan and cash payment of $32,431 made to the executive officer to offset Internal Revenue Code limitations.

 (7) Represents 50,000 restricted shares granted under Mr. Becker's employment agreement with the Corporation, at a grant price of $71.375. The value of these shares on December 31, 1998, based on the closing price of $93.00 on that date, was $4,650,000. Dividends are payable on these shares.

 (8) Includes $6,100 Corporate contribution to the Firstar Thrift and Sharing Plan and cash payment of $21,785 made to the executive officer to offset Internal Revenue Code limitations.

 (9) Includes $9,750 Corporate contribution to the Star Banc Corporation Thrift Savings 401(k) Plan and $1,141 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance.

(10) Includes $9,750 Corporate contribution to the Star Banc Corporation Thrift Savings 401(k) Plan and $1,142 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         % OF TOTAL OPTIONS
INDIVIDUAL GRANTS           OPTIONS     GRANTED TO EMPLOYEES    EXERCISE OR    EXPIRATION      GRANT DATE
NAME                       GRANTED(#)      IN FISCAL YEAR      BASE PRICE($)      DATE      PRESENT VALUE($)
-----------------          ----------   --------------------   -------------   ----------   ----------------
Jerry A. Grundhofer......   380,000             5.04              $71.375       11/19/08      $10,840,640
Roger L. Fitzsimonds.....    45,828             3.26              $50.990       02/15/08      $   621,199
                            200,000                               $71.375       11/19/08      $ 5,705,600
John A. Becker...........    24,776             1.66              $50.990       02/15/08      $   335,839
                            100,000                               $71.375       11/19/08      $ 2,852,800
Richard K. Davis.........    90,000             1.19              $71.375       11/19/08      $ 2,567,520
David M. Moffett.........    90,000             1.19              $71.375       11/19/08      $ 2,567,520

---------------

(1) Grant date option values calculated through use of the "Black Scholes" pricing model. Values are calculated assuming risk free rates of return of 5.3% as of February 15, 1998 and 4.6% as of November 19, 1998, dividend growth rate of 20.7% annually, volatility rates of 24.0% as of February 15, 1998 and 43.6% as of November 19, 1998, quarterly reinvestment of dividends, and an average term of five years. No adjustments have been made for nontransferability or risk of forfeiture.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUE

(A)                            (B)              (C)                    (D)                         (E)
                                                                    NUMBER OF             VALUE OF UNEXERCISED
                                                                   UNEXERCISED            IN THE MONEY OPTIONS
                         SHARES ACQUIRED   VALUE REALIZED      OPTIONS 12/31/98(#)             12/31/98($)
NAME                     ON EXERCISE(#)         ($)         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                     ---------------   --------------   -------------------------   -------------------------
Jerry A. Grundhofer....      145,000         10,183,514         1,268,217/380,000         88,854,070/8,217,500
Roger L. Fitzsimonds...           --                 --           510,644/200,000         34,780,292/4,325,000
John A. Becker.........           --                 --           299,896/100,000         20,784,539/2,162,500
Richard K. Davis.......      116,568          5,167,501            303,432/90,000         26,750,329/1,946,250
David M. Moffett.......       13,316          2,938,399            337,500/90,000         22,179,871/1,946,250

     Stock Performance Chart. The following chart compares the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock during the five years ended December 31, 1998 with the cumulative total return on the Keefe, Bruyette & Woods, Inc. 50 Bank Stock Index and the Standard & Poor's Stock Index. The comparison assumes $100 was invested on January 1, 1994 in the Corporation's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                              [Performance Graph]

                                                      Firstar            KBW 50
                                                    Corporation          Index            S&P 500
1994                                                        107.83             94.90            101.30
1995                                                        182.23            151.99            139.41
1996                                                        288.46            215.01            171.14
1997                                                        549.74            314.32            228.23
1998                                                        903.88            340.35            293.46

     Defined Benefit Pension Plan. Compensation in the form of payments from the Corporation's non-contributory, defined benefit pension plan is not included in the compensation tables above. Substantially all employees are eligible to receive benefits from this pension plan, which are based upon average base salary during the five consecutive calendar years in which compensation was the highest and upon the employee's years of service, with a normal retirement age of 65 and one year of plan participation. The 1999 total of annual payments as a life annuity with 120 guaranteed payments (exclusive of Social Security) from the pension plan may be individually estimated using the following information.

                                YEARS OF SERVICE

 CURRENT
 ANNUAL
EARNINGS      10        15        20        25        30        35
---------   -------   -------   -------   -------   -------   -------
125,000..    15,547    23,321    31,095    38,868    46,642    54,416
150,000..    18,957    28,435    37,913    47,392    56,870    66,348
175,000..    22,366    33,549    44,732    55,916    67,099    78,282
200,000..    25,776    38,664    51,551    64,439    77,327    90,215
225,000..    29,185    43,778    58,370    72,963    87,556   102,148
250,000..    32,595    48,892    65,189    81,486    97,784   114,081
300,000..    39,414    59,120    78,827    98,534   118,241   137,947
400,000..    53,051    79,577   106,103   132,628   159,154   185,679
500,000..    66,689   100,034   133,378   166,723   200,067   233,412
600,000..    80,327   120,491   160,654   200,818   240,981   281,145
700,000..    93,965   140,947   187,930   234,912   281,895   328,877
800,000..   107,603   161,404   215,206   269,007   322,808   376,610
900,000..   121,241   181,861   242,481   303,102   363,722   424,342
1,000,000.. 134,879   202,318   269,757   337,196   404,636   472,075
1,100,000.. 148,516   222,775   297,033   371,291   445,549   519,807
1,200,000.. 162,154   243,231   324,308   405,386   486,463   567,540
1,300,000.. 175,792   263,688   351,584   439,480   527,376   615,272
1,400,000.. 189,430   284,145   378,860   473,575   568,290   663,005
1,500,000.. 203,068   304,602   406,136   507,669   609,203   710,737

     The benefits in the shaded area do not reflect the $160,000 compensation limit or the $120,454 annual benefit limit which apply under Federal law. The actual benefits payable from the qualified pension plan will take into account these limits, and will be adjusted accordingly as the limits are adjusted each year. Also, these benefits were estimated using a five year average of compensation determined from the "Current Annual Earnings" shown above.

     For purposes of computing benefits under this plan, on December 31, 1998, Mr. Grundhofer had 6 years of credited service; Mr. Fitzsimonds, had 34 years; Mr. Becker, had 31 years; Mr. Davis, 5 years; and Mr. Moffett, 5 years.

     Non-Qualified Retirement Plan. Compensation in the form of payments from the Corporation's non-contributory, non-qualified retirement plan to the extent that it replaces income lost due to legislated limits on benefits and compensation is included in the above table. The plan provides vested supplemental retirements to certain officers of the Corporation so that participants receive a combined pension benefit under the qualified and non-qualified plans at one of two levels. Participants approved for the first level receive benefits equal to those which would have been payable in the absence of legislated limits on compensation and benefits, and include Messrs. Fitzsimonds and Becker. Participants eligible for the level of augmented combined benefits under the qualified, non-qualified and certain other prior employer plans based on a percentage of final average compensation (base plus bonus) include Messrs. Grundhofer, Davis, Moffett and certain other executive officers. Eligibility for such augmented benefits is determined by the Compensation Committee of the Board of Directors based on individual performances and level of responsibility. The 1998 total of annual payments as a life annuity with 120 guaranteed payments at the augmented level (less benefits replaced due to the application of legislated limits) may be individually estimated using the following table.

                                YEARS OF SERVICE

            CURRENT
            ANNUAL
           EARNINGS                10         15         20         25         30         35
           --------              -------    -------    -------    -------    -------    -------
 125,000.......................   52,642     44,868     37,094     29,321     21,547     13,773
 150,000.......................   62,870     53,392     43,914     34,435     24,957     15,479
 175,000.......................   73,099     61,916     50,733     39,549     28,366     17,183
 200,000.......................   83,327     70,439     57,552     44,664     31,776     18,888
 225,000.......................   93,556     78,963     64,371     49,778     35,185     20,593
 250,000.......................  103,783     87,486     71,189     54,892     38,594     22,297
 300,000.......................  124,240    104,534     84,827     65,120     45,413     25,707
 400,000.......................  165,154    138,628    112,102     85,577     59,051     32,526
 500,000.......................  206,067    172,722    139,378    106,033     72,689     39,344
 600,000.......................  246,981    206,817    166,654    126,490     86,327     46,163
 700,000.......................  287,895    240,913    193,930    146,948     99,965     52,983
 800,000.......................  328,808    275,007    221,205    167,404    113,603     59,801
 900,000.......................  369,722    309,102    248,482    187,861    127,241     66,621
1,000,000......................  410,635    343,196    275,757    208,318    140,878     73,439
1,100,000......................  451,549    377,290    303,032    228,774    154,516     80,258
1,200,000......................  492,463    411,386    330,309    249,231    168,154     87,077
1,300,000......................  533,376    445,480    357,584    269,688    181,792     93,896
1,400,000......................  574,290    479,575    384,860    290,145    195,430    100,715
1,500,000......................  615,203    513,669    412,135    310,602    209,068    107,534

     Employment Agreements. The Corporation has entered into employment agreements with severance benefits with Messrs. Becker, Davis, Fitzsimonds, Grundhofer, and Moffett. The agreements are designed to enhance the Corporation's ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry. In general, the agreements provide for the payment of a lump sum benefit to the officer, including a gross-up for federal excise tax purposes if necessary pursuant to Section 280G of the Internal Revenue Code, plus the continuation of certain medical and insurance benefits, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason, following a Change in Control of the Corporation during the officer's protected period. Change in Control is defined in the document and includes certain mergers, sales of assets or tender offers.

     Among other things, Mr. Grundhofer's agreement provides for severance benefits of three times salary and bonus in the event of a qualified termination during his Employment Period (either before or following a Change in Control). In addition, Mr. Grundhofer's agreement provides for the granting of past employer service credit for vesting purposes under the Non-Qualified Retirement Plan upon three years of service. Mr. Grundhofer's rights in the Non-Qualified Retirement Plan are fully vested. Messrs. Davis and Moffett have agreements which provide for lump sum benefits of three times salary and bonus in the event of a qualified termination following a Change in Control during the officer's protected period, and their rights in the Non-Qualified Retirement Plan are fully vested.

     Mr. Fitzsimonds' agreement provides for continued service as Chairman of the Board of the Combined Company until he attains 62 years; a one time payment pursuant to his Firstar Agreement when he retires; a specified annual base salary and bonus; 100,000 shares of restricted stock and an option to purchase 200,000 stock options of the Combined Company pursuant to Star Banc Corporation's 1996 Stock Incentive Plan; unreduced annual retirement benefits under Firstar's qualified and non-qualified retirement plans; participation in other employee benefit and welfare plans, fringe benefits and perquisites; and a gross-up payment in the event that any payment or distribution by the Combined Company to or for the benefit of Mr. Fitzsimonds' would be subject to the excise tax under Section 4999 of the Code, so that the net after-tax benefit to Mr. Fitzsimonds is equal to the pre-tax benefit of all such payments and distributions.

     Mr. Becker's agreement provides that he will serve as Chief Operating Officer and Vice Chairman of the Combined Company for a two-year term; a one time payment pursuant to his Firstar Agreement when he retires; a specified annual base salary and bonus; 50,000 shares of restricted stock and an option to purchase 100,000 shares of the Combined Company pursuant to Star Banc Corporation's 1996 Stock Incentive Plan; unreduced annual retirement benefits under Firstar's qualified and non-qualified retirement plans; participation in other employee benefit and welfare plans, fringe benefits and perquisites; and a gross-up payment in the event that any payment or distribution by the Combined Company to or for the benefit of Mr. Becker would be subject to the excise tax under Section 4999 of the Code, so that the net after-tax benefit to Mr. Becker is equal to the pre-tax benefit of all such payments and distributions.

     Retention Agreements. The Corporation has entered into retention agreements with Messrs. Davis and Moffett. The agreements are designed to allow the Corporation to maintain, reward and encourage continuity and excellence in senior management. The agreements provide for a lump sum payment in the event that the executive remains in good standing in his position with the Corporation for a specified period of time. The agreements provide, respectively, for payments of $350,000 to Mr. Davis, and $350,000 to Mr. Moffett, if the executive is actively employed with the Corporation on January 1, 2000.

                           COMPENSATION OF DIRECTORS

     In 1998, each Director of the former Star Banc Corporation, other than Mr. Grundhofer, received an annual retainer fee of $15,000 plus a fee of $1,500 for each Board meeting attended and a fee of $850 for each Committee meeting attended. In addition, the Audit, Community Outreach and Fair Lending, Compensation and Governance Committee Chairpersons received an annual retainer fee of $2,500. Each Director of the former Star Banc Corporation, other than Mr. Grundhofer, also received options to purchase 6,000 shares of Firstar Corporation stock (formerly Star Banc Corporation stock), subject to a four-year vesting schedule. In 1998, each Director of the former Firstar Corporation, other than Mr. Fitzsimonds, received an annual retainer fee of $18,000 plus a meeting fee of $1400 for each Board meeting, Audit Examining Committee, Executive Committee and Interstate Banking & Acquisitions Committee meeting, and $800 for other Committee meetings attended. In addition, the Chairperson for the Audit-Examining Committee received a retainer of $4,000 and the Chairperson for the Compensation Committee received a retainer of $2,500.

                        CORPORATE GOVERNANCE INFORMATION

     The Board of Directors held two meetings in 1998: one on November 20, 1998 and one on December 8, 1998. The Board of Directors of the former Star Banc Corporation held ten meetings and the Board of Directors of the former Firstar Corporation held six meetings in 1998.

     The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Community Outreach and Fair Lending Committee and a Governance Committee.

     The Executive Committee of the Corporation held no meetings in 1998. The Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The current members of the Executive Committee are Messrs. Batten, Bridgeland, Cassidy, Fitzsimonds, Forbes, Grundhofer, Hayden, Howe, Lubar, McKeithan, Petry and Waddell. The Executive Committee of the former Star Banc Corporation met thirteen times and the Executive Committee of the former Firstar Corporation held no meetings in 1998.

     The Audit Committee of the Corporation held no meetings in 1998 and is responsible for the review of the work of Arthur Andersen LLP, the Corporation's outside independent auditor for 1998. The Committee reviews recommendations on various matters made by the outside auditors and action taken by management and the Corporation's internal auditor to implement these recommendations. The Committee also considers the scope of the audit to be performed for the Corporation and its subsidiaries and the proposed fees for this work. The Committee recommends action to the Board of Directors of the Corporation in connection with all the above matters. The current members of the Audit Committee are Ms. Buyniski, Ms. Pyle, and Messrs. Batten, Baker, Coombe, Garvin, Hayden, Hladky, Howe, Klinedinst, Manning, McKeithan, Petry, Stollenwerk and Wirtz. The Audit Committee of the former Star Banc Corporation held two meetings and the Audit-Examining Committee of the former Firstar Corporation held four meetings in 1998.

     The Compensation Committee of the Corporation held three meetings and sets policy for compensation, reviews the recommendations of the Chief Executive Officer as to compensation of officers, establishes the compensation of the Chief Executive Officer and approves eligibility for benefits under the Corporation's non-qualified retirement plan. It also administers the Corporation's Stock Incentive Plans. The current members of the Compensation Committee are Messrs. Buchanan, Browning, Forbes, Hayden, Howe, Lacy, Manning, Mechem, O'Maley, O'Toole and Petry. The Compensation Committee of the former Star Banc Corporation held nine meetings and the Compensation Committee of the former Firstar Corporation held five meetings in 1998.

     The Community Outreach and Fair Lending Committee of the Corporation held no meetings in 1998. The Committee is responsible for reviewing the Corporation's activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The current members of the Community Outreach and Fair Lending Committee are Ms. Buyniski and Messrs. Baker, Chester, Dannemiller, Hladky, Klinedinst, O'Toole, Dr. Owens, and Stollenwerk. The Community Outreach and Fair Lending Committee of the former Star Banc Corporation held three meetings in 1998.

     The Governance Committee held no meetings in 1998. The Committee administers the affairs of the Board of Directors, evaluates current directors, and nominates new directors. The current members of the Governance Committee are Messrs. Bridgeland, Browning, Dannemiller, Hayden, Lacy, Lubar and McKeithan. Shareholders who wish to suggest director nominees should contact the Committee by mail at the Corporate Headquarters. The Governance Committee of the former Star Banc Corporation held two meetings and the Committee on Directors of the former Firstar Corporation held three meetings in 1998.

     All Directors except V. Anderson Coombe and Daniel J. Meyer attended at least 75% of the aggregate of the number of regular and special meetings of the Board of Directors held during 1998 and all committees of the Board on which the director served during the 1998 calendar year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and named executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of common stock of the Corporation. Officers and directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, during the 1998 year, all filing requirements applicable to its officers and directors were properly filed.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, any shareholder who wishes to include a proposal for shareholder action in next year's Proxy Statement must submit such proposal to the Corporation (along with other information called for in Rule 14a-8) no later than October 31, 1999. The Corporation will determine whether or not the proposal is proper for inclusion in the Proxy Statement at the time of any such submission.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Several of the Directors of the Corporation and the entities with which they are associated were customers of and had various transactions with the Corporation's subsidiary banks in the ordinary course of business during 1998. All loans, loan commitments and sales of notes included in these transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

                              INDEPENDENT AUDITORS

     The Board of Directors appointed Arthur Andersen LLP as independent auditors of the Corporation and its subsidiaries for the year 1998. The Board of Directors appointed PricewaterhouseCoopers LLP as independent auditors of the Corporation and its subsidiaries for 1999.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters arise before the meeting, the Board of Directors intends for the holders of the proxies to vote in accordance with the recommendations of Management.

                                            By order of the Board of Directors,

                                                  /s/JENNIE P. CARLSON
                                                     Jennie P. Carlson
                                                   Senior Vice President,
                                               General Counsel and Secretary

Milwaukee, Wisconsin
March 3, 1999

YOU MAY REQUEST A COPY OF THE FORM l0-K ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (LESS EXHIBITS) BY CALLING (414) 765-4518 OR WRITING TO DAVID M. MOFFETT, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, FIRSTAR CORPORATION, 777 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202.

                              FIRSTAR CORPORATION
             777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS









                               (SEE REVERSE SIDE)
            - DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED -


                    FIRSTAR CORPORATION 1999 ANNUAL MEETING

                                                                                 [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY
1.  ELECTION OF DIRECTORS     1-Paul M. Baker             7-Roger L. Howe            listed to the left       to vote for all
    (term expiring in the     2-Michael E. Batten         8-Sheldon B. Lubar         (except as specified     nominees listed
    year 2002)                3-Laurance L. Browning, Jr. 9-David B. O'Maley         below).                  to the left.
                              4-Roger L. Fitzsimonds     10-O'dell M. Owens, M.D.
                              5-James L. Forbes          11-William W. Wirtz
                              6-J.P. Hayden, Jr.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s)    [                                  ]
of the nominee(s) in the box provided to the right.)                                           [                                  ]

2.  With discretionary power upon any and all other business that may properly come before the meeting and upon matters incident to the conduct of the meeting.

Check appropriate box                             Date                               NO. OF SHARES
indicate changes below:                                -----------------
Address Change?          [ ]  Name Change? [ ]

                                                                                [                                                 ]
                                                                                [                                                 ]
                                                                                [                                                 ]
                                                                                [                                                 ]
                                                                                [                                                 ]

                                                                                SIGNATURE(S) IN BOX
                                                                                Please sign exactly as your name appears hereon,
                                                                                giving your full title if signing as attorney or
                                                                                fiduciary.  If shares are held jointly, each joint
                                                                                owner should sign.  If a corporation, please sign
                                                                                in full corporate name by duly authorized officer.
                                                                                If a partnership, please sign in partnership name
                                                                                by authorized person.

                                     [MAP]

DIRECTIONS FOR
ANNUAL MEETING MAP:

The O'Donnell Parking Structure is located on the NW corner of Michigan Street and Lincoln Memorial Drive. Please enter from either street. You can also enter on foot from the Wisconsin Avenue Level. The elevators are located at the west end of the parking structure. Take the elevators up to the Miller Room.

                              FIRSTAR CORPORATION
             777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry A. Grundhofer and Jennie P. Carlson and each of them, proxies of the undersigned with power of substitution, to vote all stock of the undersigned at the annual meeting of the shareholders of Firstar Corporation, to be held on April 13, 1999 at 11:00 A.M., and any adjournments thereof, as indicated below:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION INDICATED, WILL BE VOTED FOR NOMINEES FOR DIRECTOR NAMED.

(SEE REVERSE SIDE TO VOTE)